SEPARATION, WAIVER AND RELEASE AGREEMENT

THIS SEPARATION, WAIVER AND RELEASE AGREEMENT (the “Agreement”) is made the 25th day of October, 2013 by L. Jeffrey Markin, residing at 6739 Falcons Pt.,Victor NY 14564 (hereinafter “Markin”), for the benefit, and in favor, of VirtualScopics, Inc., a Delaware corporation, with offices located at 500 Linden Oaks, Rochester, NY 14625, together with parents, subsidiaries and affiliates, and the officers, directors, agents, employees, successors and assigns of VirtualScopics, Inc. and each of the other aforementioned entities (hereinafter all collectively referred to as “VS”).

WHEREAS, MARKIN is employed as the President, Chief Executive Officer and Treasurer of VS pursuant to an Employment Agreement dated February 24, 2009, as amended by the Amendment to Employment Agreement dated December 28, 2012 (as amended, the “Employment Agreement”);

WHEREAS, MARKIN and VS mutually agree that MARKIN will resign his employment with VS effective October 25, 2013; and

WHEREAS, MARKIN and VS wish to enter into this Agreement for the purpose of determining the respective rights and obligations of MARKIN and VS after such termination of employment and resolving any and all claims or disputes that exist or may exist between them through the effective date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made and payments provided for herein, MARKIN and VS agree as follows:

VS, in full and complete settlement and satisfaction of all matters and claims related to MARKIN's employment with, and termination of employment from VS, will:

1.         Resignation. Effective October 25, 2013, MARKIN resigns his position as an employee, as President, Chief Executive Officer, Treasurer and Director of VS and from all other directorships and offices he may hold at VS including its subsidiaries.

2.         Separation Payments. VS agrees to pay to MARKIN Twenty-Five Thousand Three Hundred and Ten and 00/100 Dollars ($25,310) per month, paid in accordance with VS's standard payroll practices beginning on the payroll date immediately following October 25, 2013 and ending May 31, 2014. Such separation payments shall be prorated for any partial calendar month during which VS is obligated to make the separation payments. In the event of MARKIN's death before all payments have been made, any amounts still due to MARKIN will be paid to MARKIN's estate. While VS is making the separation payments to MARKIN, it is agreed that MARKIN will not take employment with any competitor of VS without VS's prior written consent. During the period from October 25, 2013 through January 31, 2014, MARKIN will be available for a total of at least five (5) business days to consult with VS, upon reasonable notice, during regular business hours, without any requirement that he travel or incur any unreimbursed expenses. MARKIN furthers agrees that upon reasonable request of VS beyond November 30, 2013 and through and until December 31, 2016, he will reasonably cooperate with any investigation, audit or review by the VS or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation, audit or review relates to events or incidents that occurred during his employment with VS, as well as with litigation or other proceedings involving matters that occurred during his employment by VS. Such cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of VS and/or VS’s counsel at reasonable times and locations, executing accurate and truthful documents, giving accurate and truthful testimony, and taking such other actions as may reasonably be requested by VS and/or VS’s counsel to effectuate the foregoing. Notwithstanding the foregoing, provided that, VS shall make reasonable efforts to minimize disruption of MARKIN’s other activities and shall reimburse MARKIN for reasonable expenses incurred in connection with such cooperation and, to the extent that MARKIN is required to spend any substantial time on such matters. MARKIN may also receive reasonable compensation from VS for time expended while assisting VS with respect to investigations, audits, reviews, litigations or other proceedings. However, MARKIN and VS agree that no compensation shall be paid for the content or substance of any testimony.

3.         Medical Insurance and Dental Insurance. MARKIN's present coverage will be continued through May 31, 2014 if MARKIN signs this Agreement. MARKIN will be responsible for the applicable premiums during this period which are not otherwise covered by VS. Such premiums will be deducted from MARKIN's separation payments through May 31, 2014. Thereafter, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and/or New York State's Mini-COBRA provisions, MARKIN may choose continuation coverage under the provisions of the applicable law, provided MARKIN pays the full cost of the premium, plus a two percent (2%) administrative fee. Please refer to the COBRA qualifying event letter will be sent under separate cover.

4.         Bonus. On February 28, 2014, VS shall pay MARKIN the 2013 bonus earned by MARKIN under VS's 2013 Bonus Plan, pro-rated to date of termination of his employment. In calculating MARKIN’s bonus entitlement, the parties shall use the formula previously adopted by the Compensation Committee for that purpose but the input values shall be taken from (i) VS’s current full-year forecast for bookings delivered to the Board of Directors via an email from MARKIN in early October 2013 based on an October 1, 2013 Sage CRM report, (ii) VS’s current full-year financial projections delivered to the Board of Directors via an email from James Groff on October 11, 2013, and (iii) the completion of milestones as presented to a Task Force of the Board of Directors by MARKIN; and the resulting full-year bonus amount shall then be multiplied by the fraction 10/12 to reflect the portion of the year that MARKIN has served (the “Bonus Determination Procedure”). VS and MARKIN will agree in good faith on a bonus amount determined according to the Bonus Determination Procedure within three business days of the date of this Agreement.

5.         Group Life Insurance. MARKIN's coverage will terminate effective October 25, 2013. Following termination of coverage there may be a conversion period. If MARKIN wishes to convert his present coverage, he should immediately contact Nancy Volkmuth for his conversion options, if any.

6.         Options and Grants. Except as set forth below, unvested stock options, stock awards and restricted stock units granted to MARKIN will by their terms be forfeited as of the effective date of this Agreement and MARKIN shall have no rights to or with respect to any equity awards from VS except for stock options fully vested prior to the date of this Agreement, which shall expire in accordance with their terms. For the avoidance of doubt, this Agreement shall not affect the timing of any payment under any fully vested stock options. Notwithstanding the foregoing, the vesting of the 11,992 restricted stock units granted on January 29, 2013 will be accelerated to October 25, 2013 and the 11,992 shares of VS stock issuable thereunder will be issued to MARKIN within a commercially reasonable time following the date of this Agreement, but no later than two and one-half months following the end of the fiscal year when vested.

7.         Long-term and Short-term Disability Insurance. If MARKIN is participating in the VS long-term and/or short-term disability insurance plans, MARKIN's coverage will terminate October 25, 2013.

8.         401K Plan. MARKIN's participation in this plan will cease October 25, 2013. The VS Human Resources Director will contact MARKIN to review distribution options available. This matter should be carefully reviewed by MARKIN and his tax advisor before selecting the manner in which payment of MARKIN's vested account balance is to be made to MARKIN from the plan. After MARKIN has completed and signed the distribution form, he should return it to VS for processing.

9.         Accrued Vacation Pay. VS will pay to MARKIN 139.23 hours accrued vacation pay in the amount of $20,349.55, whether or not MARKIN signs this Agreement.

10.        Withholdings. All cash payments made to MARKIN under this Agreement shall be subject to withholdings for Federal and State income taxes and, where applicable, for Social Security and Unemployment Compensation taxes.

In consideration of the payments to MARKIN by VS, continuation of specifically enumerated benefits, and other good and valuable consideration received, receipt of which is accepted and acknowledged, MARKIN agrees as follows:

11.        Waiver and Release. MARKIN hereby waives, releases and forever discharges VS from and against any and all claims, causes of action, judgments, orders, assessments, damages, losses, injuries, proceedings, interest, penalties, fines, expenses, costs (including reasonable attorneys' fees and litigation costs) and suits of any kind, in law or equity (“Claims”), which MARKIN, his heirs, executors, legal representatives or assigns ever had, now have, or hereafter may have against VS by reason of any matter from the beginning of the world to the date of this Agreement. This release is intended to be as complete and inclusive as may be permitted under law, and it includes Claims based upon contract, tort or otherwise, and includes any claims for compensatory, consequential or punitive damages, and for attorneys' fees and costs. It also includes any Claims based upon constitutional or common law grounds, or based upon federal, state, or local laws, rules or regulations, including, but not limited to, claims based upon:

a.	MARKIN's employment with, or termination of employment from VS including, but not limited to any claims of illegal discrimination or retaliation against him based on age, sex, sexual orientation, race, religion, national origin, citizenship, disability or any other characteristic protected by law;

b.	Violation of federal, state or local law constitutional, statutory or regulatory provisions affecting employment rights and/or relationships including, but not limited to, the New York State Executive Law, New York Labor Law, section 120 of the New York State Workers' Compensation Law, Title VII of the Civil Rights Acts, the Equal Pay Act, all State and Federal overtime and wage claims, the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), and the Older Worker's Benefit Protection Act (OWBPA), as each may have been amended or modified; and

c.	Wrongful discharge, whether based on claimed violations of statute or based on claims in contract or tort, common law or equity; fraud, misrepresentation, defamation, commercial or trade defamation, commercial or trade defamation, libel, slander, invasion of privacy, interference with prospective economic advantage, or disparagement of any kind or nature; negligence and claims of intentional or negligent infliction of emotional distress.

However, notwithstanding the foregoing, there shall be excluded from this release (i) Claims arising out of or attributable to VS’s breach of this Agreement and (ii) Claims for indemnification and/or contribution for losses or liabilities under the Delaware General Corporation Law, any provision of VS’s past or present charter or bylaws, or that certain Indemnification Agreement between MARKIN and VS dated October 24, 2013.

12.         Waiver of Right to Sue. MARKIN represents and agrees not to file a suit, charge, complaint, demand, action or otherwise assert any claims against VS with respect to any matter relating to, or arising from, MARKIN's employment with VS or the termination of that employment that he has released under this Agreement. Nothing in this Agreement shall be construed to prohibit MARKIN from participating in any Equal Employment Opportunity Commission (“EEOC”) investigation or proceeding and/or from filing a charge with the EEOC or any other administrative agency, to the extent such a right is protected by law. However, MARKIN acknowledges that he shall not be entitled to any legal or equitable relief (including, but not limited to, monetary relief) from any such proceeding or charge.

13.         No Right to Re-Employment. MARKIN represents and agrees that his employment with VS terminated effective October 25, 2013, and he waives any right to thereafter seek or apply for employment with VS.

14.         Acknowledgement of Compensation Paid. MARKIN acknowledges and agrees that except as provided for in this Agreement, MARKIN has received all compensation to which he is entitled for services provided to VS, up to and including MARKIN’s termination date, and agrees not to make any claims for further compensation of any type, including, but not limited to, claims for wages or salary, bonus payments, incentive compensation, business expenses, pension or retirement contributions or benefits, sick pay, holiday pay, or vacation pay.

15.         Confidential Information. MARKIN represents and agrees that he has not disclosed, and will not at anytime disclose, to any person, firm, corporation or entity any confidential or proprietary information concerning the business affairs of VS which he acquired in the course of, or as incident to, his employment, for his own benefit, the benefit of any other person, firm, corporation or entity.

16.         Work Product or Inventions. MARKIN agrees that MARKIN shall have no proprietary interest in any work product developed or used by MARKIN and arising out of employment by VS, including but not limited to, all forms of invention (as understood from Title 35 of the United States Code), patents and patent applications (and all divisions, parts and continuations thereof), all copyrightable work, and any trademarks or servicemarks (registered or unregistered) and trade names. MARKIN shall, from time to time as may be requested by VS, do all things which may be necessary to establish or document VS’s ownership in any such work product including, but not limited to, execution of appropriate copyright, patent and trademark applications, or assignments.

17.         Company Property. MARKIN agrees that all papers, documents and equipment which have come into his possession in the course of business remain the property of VS, and shall not be disclosed, disseminated, taken, removed from VS's premises or copied without the express written permission of VS. MARKIN further agrees that he will return on or before October 25, 2013, all records and property, including, but not limited to, his laptop computer, phone, security passes, keyfobs and keys, and all hard drives, jump drives, thumb drives and other electronic and storage devices in his possession or custody belonging to or relating in any way to the affairs of VS. MARKIN represents and warrants to VS that he does not have any VS documents or files of any nature copied or otherwise stored on his personal computer(s), phone, hard drives, thumb drives and other devices and that he has deleted any such VS documents or files that were stored on any devices remaining in his possession, except for VS information stored on his personal cell phone, which VS may delete after October 25, 2013 on at least two (2) business days advance notice. Except as set forth above, MARKIN represents and warrants that he has not deleted or destroyed any VS papers, documents, files or records outside of the ordinary course of business. MARKIN shall cooperate with VS to terminate his signature authority on all financial and other accounts of VS.

18.         Non-Disclosure. MARKIN and VS agree that any public announcement of MARKIN’S resignation will be consistent with the press release attached hereto as Exhibit A.

19.         Non-Defamation. MARKIN further agrees not to in any way defame, slander, demean, criticize or disparage VS. VS agrees that the members of its Board of Directors and its senior management (specifically, Chief Executive Officer, Chief Financial Officer and Director of Human Resources) will not in any way defame, slander, demean, criticize or disparage MARKIN. This Section does not in any way restrict or impede either party from exercising rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

20.         Non-Admission of Liability. MARKIN understands and agrees that this Agreement and the actions and matters settled and provided for herein, shall not constitute (and may not be construed as) an admission of liability in any respect by VS, and MARKIN agrees to make no such representations to any person or entity.

21.         Tax Liability. In the event that any liability arises from the monies paid to MARKIN under this Agreement with respect to taxes of any kind that are imposed on employees including, but not limited to, local, state or Federal and/or income or withholding taxes that are imposed on employees (together with any applicable interest and penalties), such liability shall be MARKIN's sole responsibility and not that of VS.

22.         References. In accordance with VS's reference policy, prospective employers will receive information only regarding dates of employment and positions MARKIN held. If the prospective employer requests salary and compensation information, it will also be disclosed with the consent of MARKIN.

23.         Free and Voluntary. MARKIN represents and agrees that he is entering into this Agreement freely and voluntarily, and with a complete understanding of its terms and consequences. MARKIN further represents and agrees that VS encouraged him to review this Agreement with his own private attorney prior to his execution hereof and that he has had the opportunity to thoroughly discuss all aspects of this Agreement with a private attorney of his own choosing.

24.         Rights to Review and Revoke. Because MARKIN is over forty (40) years of age, MARKIN is granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age. The release set forth in the section of this Agreement entitled “Waiver and Release” is intended to release any rights MARKIN may have against VS with the provisions of OWBPA. As such, and pursuant to the requirements of OWBPA, MARKIN has twenty-one (21) days to consider and accept the provisions of this Agreement. MARKIN, by his signature to this Agreement prior to the expiration of such period, after consultation with counsel of his choosing concerning the terms of this Agreement, waives the balance of such twenty-one (21) day period. In addition, MARKIN may rescind his assent to this Agreement if, within seven (7) days after the date MARKIN signs this Agreement, MARKIN delivers a written notice of rescission to VS. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven (7) day period to Gregory W. Gribben, Esq., Woods Oviatt Gilman LLP, 2 State Street, 700 Crossroads Building, Rochester, NY 14614. MARKIN further understands and agrees any separation payments shall only be paid to MARKIN if the aforementioned seven (7) day revocation period has expired, provided that MARKIN has not revoked this Agreement as previously described. The timing of any payment hereunder shall not be affected by the date of this Agreement or the expiration of the aforementioned seven day revocation period. MARKIN acknowledges and agrees that if he exercises his right to revoke this Agreement, MARKIN’s resignation of employment and from the offices and positions set forth in Section 1 of this Agreement will remain valid and effective as of October 25, 2013.

25.         Legal Action. MARKIN understands and acknowledges that VS’s purpose for entering into this Agreement and Release was to avoid litigation. Therefore, if any legal action is instituted by or brought on behalf of MARKIN against VS, MARKIN agrees to pay back to VS all monies received as well as any other thing of value received under this Agreement and to pay VS its costs and attorneys' fees in such action.

If in any legal action the Release set forth in the paragraph of this Agreement entitled “Waiver and Release” is found to be unenforceable for any reason, then:

a.	this Agreement shall be null and void from today on; and

b.	any money paid by VS to MARKIN after today and not previously returned to VS under this paragraph, and the value of any benefit coverage paid by VS, shall be treated as an overpayment and shall have to be repaid to VS with interest at the rate of 9%.

This paragraph does not apply to any thing of value given to MARKIN for which MARKIN actually performed services and by law MARKIN is entitled to receive.

26.         Dispute Costs. If either party institutes any legal suit, action or proceeding against the other party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or otherwise arising out of or relating to this Agreement, including, but not limited to, contract, equity, tort, fraud and statutory claims, the prevailing party in the suit, action or proceeding shall be entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the reasonable costs and expenses incurred by the prevailing party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses.

27.         Entire Agreement. Each party represents and agrees that he or it has read the entire contents of this Agreement and that this Agreement represents the entire understanding and agreement between MARKIN and VS, and supersedes any and all agreements between MARKIN and VS concerning the subject matter hereof, including but not limited to, the Employment Agreement, which is hereby terminated in its entirety, and any and all severance and other post-termination payments and benefits payable to MARKIN by VS contained therein; provided, however that this Agreement does not replace or supersede that certain Agreement dated April 17, 2006 by and between VS and MARKIN, which shall remain in full force in effect in accordance with the terms thereof; provided further, that the “Restricted Period” in Section 3(a) of said agreement is hereby amended to reduce such period from 12 months following termination from COMPANY to 9 months following termination from COMPANY. MARKIN agrees that no representations or agreements have been made with respect to these matters other than those contained in this Agreement. In the event MARKIN does not sign this Agreement, he shall retain only those rights and benefits provided for under the Employment Agreement.

28.         Severability. Each party agrees that, if any of the provisions of this Agreement shall be deemed illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular illegal, invalid or unenforceable provision or provisions, and the rights and obligations of MARKIN and VS shall be construed and enforced accordingly. Further, under such circumstances, VS and MARKIN agree to exercise their best efforts to carry out the original intention of this Agreement and shall make such amendments and take such steps as may be necessary to ensure the continued validity of this Agreement.

29.         Venue and Choice of Law. MARKIN agrees that this Agreement shall be governed by New York law and that any action or proceeding arising out of this Agreement and/or MARKIN’s employment with VS shall be venued in Monroe County, New York.

30.         Section 409A.

a)          The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder (collectively, “Section 409A”), and this Agreement will be interpreted in a manner consistent with that intent.

b)          The preceding provisions, however, shall not be construed as a guarantee by VS of any particular tax effect to MARKIN under this Agreement. VS shall not be liable to MARKIN for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

c)          References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A, the date that MARKIN first incurs a “separation from service” within the meaning of Section 409A.

d)          Notwithstanding anything in this Agreement to the contrary, if at the time of separation from service with VS, MARKIN is a “specified employee” as defined in Section 409A, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then VS will make such payment on the date that is six months following your separation from service with VS. The amount of such payment will equal the sum of the payments that would have been paid to MARKIN during the six-month period immediately following your separation from service had the payment commenced as of such date. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

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IN WITNESS WHEREOF, the undersigned have executed this Separation, Waiver and Release Agreement as of the date first written above.

Dated:	October 24, 2013		/s/ Jeffrey Markin
L. Jeffrey Markin

VirtualScopics, Inc.

Dated:	October 24, 2013	By:	/s/ Mostafa Analoui
Mostafa Analoui, Chairman

EXHIBIT A

PRESS RELEASE

Contact:

Nicole Schoenberg

FleishmanHillard

212-453-2445

nicole.schoenberg@fleishman.com

VirtualScopics’ Board of Directors Appoints Eric Converse Interim Chief Executive Officer, Announces Resignation of Jeff Markin

Korn Ferry Retained to Initiate Search for Next CEO

ROCHESTER, N.Y. October 25, 2013 – Mostafa Analoui Ph.D., Chairman of the Board of Directors of VirtualScopics, Inc. (NASDAQ: VSCP), a leading provider of quantitative imaging, today announced the appointment of current board member, Eric Converse as Interim CEO. Mr. Converse succeeds Jeff Markin, President and CEO since 2006, who has stepped down to pursue other interests.

Dr. Analoui also announced that the Board has retained Korn/Ferry International, a leading executive recruiting firm, to initiate a search process for the next CEO.

This management change is in line with the latest in a series of recent steps led by Dr. Analoui and VirtualScopics’ Board, to unlock future growth, broaden the company’s offering and expand its global reach. Since taking the Chairman role in August, Dr. Analoui has been initiating internal actions designed to accelerate new contract awards while enhancing client satisfaction, continued diligence on expenses to improve profitability and other measures to improve top and bottom line growth.

The company also intends to establish a world-class Scientific Advisory Board (SAB), which will comprise insight and analysis from Dr. Edward Ashton, VirtualScopics’ Chief Scientific Officer, as well as top scientists and researchers from around the world. The SAB will enable VirtualScopics to continue to maintain its leadership position in delivering innovative technologies that drive value and results for customers and their patients.

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“This is certainly a unique transitional period for VirtualScopics, as we believe our innovative technology and continued investment in both research and talent have positioned us quite well to generate value for our customers, shareholders and employees,” said Dr. Analoui. “We want to recognize the significant achievements the company has made under Jeff’s leadership and wish him well in his future endeavors. The Board looks forward to working with Eric to guide the company through this transition and we remain confident in our ability to successfully execute this next stage of VirtualScopics’ growth.”

Mr. Markin said, "I have greatly enjoyed my tenure at VirtualScopics and am proud of our accomplishments. We’ve laid a strong foundation for success as evidenced by growth in revenue, margin, cash and new bookings. I wish Mostafa, the Board, and our employees well as they steward VirtualScopics into a successful and profitable future.”

Eric Converse, 47, has been associated with Nedamco Capital, a privately-held international investment firm since 2002. During his tenure, he has held multiple board and executive management seats on behalf of the firm, including serving as CEO of Oblicore (Waltham, MA), where he led the sale of that firm to CA Technologies.  Earlier in his career, Mr. Converse was CEO of Oneswoop.com (London, UK), which was acquired by Norwich Union Consumer Products, now Aviva.

About VirtualScopics, Inc.

VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected benefits of the Company’s initiatives on new contract awards, client satisfaction and financial improvements, the establishment, composition and expected benefits of a Scientific Advisory Board and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: the risk of cancellation or delay of customer contracts or specifically as it relates to contact awards, the risk that they may not get signed.

Other risks include the company’s dependence on its largest customers and risks of contract performance, protection of our intellectual property and the risks of infringement of the intellectual property rights of others. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

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